UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. 3)

Mammoth Energy Services, Inc.
(Name of Issuer)

Common Stock, $0.01 par value
(Title of Class of Securities)

56155L108
(CUSIP Number)

December 31, 2019
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☑	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 56155L108		13G A/3
1		NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON	MEH SUB LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION	Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER	21,978,893
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER	21,978,893
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	21,978,893

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW	48.82%
12		TYPE OF REPORTING PERSON	OO

CUSIP NO. 56155L108		13G A/3
1		NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON	Wexford Spectrum Trading Limited
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION	Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER	12,556
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER	12,556
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	12,556

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW	0.03%
12		TYPE OF REPORTING PERSON	OO

CUSIP NO. 56155L108		13G A/3
1		NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON	Wexford Catalyst Trading Limited
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION	Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER	40,040
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER	40,040
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	40,040

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW	0.09%
12		TYPE OF REPORTING PERSON	OO

CUSIP NO. 56155L108		13G A/3
1		NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON	Wexford Capital LP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION	Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	22,045,273
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	22,045,273
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	22,045,273
.
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW	48.97%
12		TYPE OF REPORTING PERSON	PN

CUSIP NO. 56155L108		13G A/3
1		NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON	Wexford GP LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION	Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	22,045,273
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	22,045,273
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	22,045,273

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW	48.97%
12		TYPE OF REPORTING PERSON	OO

CUSIP NO. 56155L108		13G A/3
1		NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON	Charles E. Davidson
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION	United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	22,045,273
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	22,045,273
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	22,045,273

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW	48.97%
12		TYPE OF REPORTING PERSON	IN

CUSIP NO. 56155L108		13G A/3
1		NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON	Joseph M. Jacobs
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION	United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	22,045,273
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	22,045,273
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	22,045,273

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW	48.97%
12		TYPE OF REPORTING PERSON	IN

This Amendment No. 3 (this "Amendment") modifies and supplements the 13G initially filed on February 8, 2017, as amended by Amendment No. 1 filed on February 14, 2018 and Amendment No. 2 filed on February 11, 2019 (the "Statement"), with respect to common stock, $0.01 par value per share (the "Common Stock"), of Mammoth Energy Services, Inc., a Delaware corporation (the "Company"). Except to the extent supplemented by the information contained in this Amendment, the Statement, as amended as provided herein, remains in full force and effect. Capitalized terms used herein without definition have the respective meanings ascribed to them in the Statement.

Item  4 should be deleted in its entirety and replaced with the following:

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Information set forth below is on the basis of 45,021,461 shares of common stock issued and outstanding as of November 5, 2019, as reported by the Issuer in the Form 10-Q filed by the Issuer with the Securities and Exchange Commission on November 12, 2019.

(i) MEH SUB LLC
(a)	Amount beneficially owned: 21,978,893
(b)	Percent of class: 48.82%
(c)	Number of shares to which the person has: 21,978,893
(i)	Sole power to vote or to direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 21,978,893
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 21,978,893

(ii) Wexford Spectrum Trading Limited
(a)	Amount beneficially owned: 12,556
(b)	Percent of class: 0.03%
(c)	Number of shares to which the person has: 12,556
(i)	Sole power to vote or to direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 12,556
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 12,556

(iii) Wexford Catalyst Trading Limited
(a)	Amount beneficially owned: 40,040
(b)	Percent of class: 0.09%
(c)	Number of shares to which the person has: 40,040
(i)	Sole power to vote or to direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 40,040
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 40,040

(iv) Wexford Capital LP
(a)	Amount beneficially owned: 22,045,273
(b)	Percent of class: 48.97%
(c)	Number of shares to which the person has:
(i)	Sole power to vote or to direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 22,045,273
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 22,045,273

(v) Wexford GP LLC
(a)	Amount beneficially owned: 22,045,273
(b)	Percent of class: 48.97%
(c)	Number of shares to which the person has:
(i)	Sole power to vote or to direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 22,045,273
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 22,045,273

(vi) Charles E. Davidson
(a)	Amount beneficially owned: 22,045,273
(b)	Percent of class: 48.97%
(c)	Number of shares to which the person has:
(i)	Sole power to vote or to direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 22,045,273
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 22,045,273

(vii) Joseph M. Jacobs
(a)	Amount beneficially owned: 22,045,273
(b)	Percent of class: 48.97%
(c)	Number of shares to which the person has:
(i)	Sole power to vote or to direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 22,045,273
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 22,045,273

Wexford Capital LP ("Wexford Capital") may, by reason of its status as (i) sub-advisor of each of Wexford Spectrum Trading Limited ("WST") and Wexford Catalyst Trading Limited ("WCT") and (ii) manager of MEH SUB LLC ("MEH", and together with WSI and WST, the "Wexford Entities"), be deemed to own beneficially the securities of which the Wexford Entities possess beneficial ownership. Wexford GP LLC ("Wexford GP") may, as the General Partner of Wexford Capital, be deemed to own beneficially the securities of which the Wexford Entities possess beneficial ownership. Each of Charles E. Davidson ("Davidson") and Joseph M. Jacobs ("Jacobs") may, by reason of his status as a controlling person of Wexford GP, be deemed to own beneficially the securities of which the Wexford Entities possess beneficial ownership. Each of Wexford Capital, Wexford GP, Davidson and Jacobs share the power to vote and to dispose of the securities beneficially owned by the Wexford Entities.  Each of Wexford Capital, Wexford GP, Davidson and Jacobs disclaim beneficial ownership of the securities owned by the Wexford Entities and this report shall not be deemed as an admission that they are the beneficial owners of such securities except, in the case of Davidson and Jacobs, to the extent of any respective pecuniary interests therein.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED: February 14, 2020 COMPANY NAME

MEH SUB LLC

By:	/s/ Arthur Amron
Name:	Arthur Amron
Title:	Vice President and Assistant Secretary
WEXFORD SPECTRUM TRADING LIMITED
By:	/s/ Arthur Amron
Name:	Arthur Amron
Title:	Vice President and Assistant Secretary

WEXFORD CATALYST TRADING LIMITED
By:	/s/ Arthur Amron
Name:	Arthur Amron
Title:	Vice President and Assistant Secretary

WEXFORD CAPITAL LP
By:	Wexford GP LLC, its General Partner

By:	/s/ Arthur Amron
Name:	Arthur Amron
Title:	Vice President and Assistant Secretary

WEXFORD GP LLC

By:	/s/ Arthur Amron
Name	Arthur Amron
Title:	Vice President and Assistant Secretary

/s/ Joseph M. Jacobs
JOSEPH M. JACOBS

/s/ Charles E. Davidson
CHARLES E. DAVIDSON